Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*].

AMENDMENT TO COLLABORATION AGREEMENT

BY AND BETWEEN

SEATTLE GENETICS, INC. AND PROTEIN DESIGN LABS, INC.

This Amendment (“Amendment”) effective as of January 9, 2004 modifies and amends the Collaboration Agreement dated as of June 4, 2001 (the “Collaboration Agreement”) by and between Seattle Genetics, Inc., a Delaware corporation (“SGI”), and Protein Design Labs, Inc., a Delaware corporation (“PDL”), as successor in interest to Eos Biotechnology, Inc. (“Eos”).

RECITALS

WHEREAS, SGI and Eos entered into a Collaboration Agreement dated as of June 4, 2001 (the “Collaboration Agreement”) regarding SGI’s antibody-drug conjugate technology.

WHEREAS, PDL subsequently acquired Eos and assumed Eos’s rights and obligations under the Collaboration Agreement,

WHEREAS, the parties now wish to amend the Collaboration Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein set forth, the parties agree as follows (with all capitalized terms used but not defined herein having the meanings set forth in the Collaboration Agreement):

1. Definitions and Cross References. Unless specified herein, each capitalized term shall have the meaning assigned to it in the Collaboration Agreement and each reference to a Section or Article shall refer to the corresponding Section or Article in the Collaboration Agreement.

1.1 “Cost of Goods” shall mean with respect to Drug Conjugate Materials manufactured and supplied to PDL (i) if by Third-Parties, [*] in such manufacture and supply of Drug Conjugate Materials; and (ii) if by SGI or its Affiliates, [*] of the consolidated fully burdened cost of manufacturing and supplying the Drug Conjugate Materials, provided such costs are (i) allocable to the Drug Conjugate Materials being manufactured and supplied by SGI or its Affiliate, (ii) determined in accordance with generally accepted accounting principles and applied consistently throughout SGI or its Affiliate, as applicable, and (iii) limited to the following factors: [*]

1.2 “FTE Fees” has the meaning set forth in Section 7.6.

1.3 “FTE Fees Report” has the meaning set forth in Section 7.6.

1.4 “Option Period” means, with respect to each Research Antigen, the period commencing as of the date that [*] thereafter unless terminated earlier pursuant to the provisions of Article 15 herein.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.5 “PDL Process Invention” means any process invention(s) (whether patentable or unpatentable) solely invented by PDL’s employees, consultants or contractors and directly arising out of activities conducted under this Agreement, including manufacturing or conjugation processes and/or related analytical methods for [*].

1.6 “Product” means any and all products where the manufacture, sale or use of such products would have constituted a misappropriation of Drug Conjugation Technology, SGI Know-How, Improvements or New Technologies, and/or an infringement of the Licensed Patents but for the licenses granted in this Agreement. Notwithstanding the foregoing, for the purposes of [*] under this Agreement only, Product shall not include any products where the manufacture, sale or use of such products would have constituted a misappropriation of Drug Conjugation Technology, SGI Know-How, Improvements or New Technologies, and/or an infringement of the Licensed Patents, but for the licenses granted in this Agreement, [*].

1.7 “Program Inventions” has the meaning set forth in Section 11.1(a).

1.8 “Technology Transfer” has the meaning set forth in Exhibit A to this Amendment.

1.9 “Third Party ADC Royalties” has the meaning set forth in Section 7.3.2.

1.10 “Valid Patent Claim” means a claim of an issued and unexpired patent included in Licensed Patents or PDL Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. Notwithstanding the foregoing, for the purposes of [*] under this Agreement only, Valid Patent Claim shall not include any claim of a Licensed Patent that [*].

2. Successor-in-Interest. PDL, as successor in interest to the assets and liabilities of Eos due to a Change in Control (as defined in Article 18 of the Collaboration Agreement), hereby agrees to the terms and conditions of the Collaboration Agreement and assumes all of Eos’ rights and obligations under the Collaboration Agreement. All references in the Collaboration agreement to Eos Biotechnology, Inc. or “EOS” shall hereinafter refer to Protein Design Labs, Inc. and “PDL.”

3. Amendments.

3.1 The first sentence of Section 2.1 of the Collaboration Agreement is hereby amended to read in its entirety as follows:

“Subject to the provisions of this Agreement, including the availability of the Antigen pursuant to Section 2.3, PDL may acquire Options pursuant to Section 4.1 for the following number of Research Antigens at any time on or before [*]:”

[*]	Confidential treatment has been requested with respect to the omitted portions.

3.2 Section 3.3 of the Collaboration Agreement is hereby amended to read in its entirety as follows:

“3.3 Term of Research Program. The term of the Research Program shall expire on [*] (the “Research Program Term”), unless terminated earlier upon termination of this Agreement in accordance with Article 15 hereof.”

3.3. Section 3.4(d) of the Collaboration Agreement is hereby deleted and replaced with the following:

“(d) Upon completion of the Technology Transfer, PDL shall pay to SGI Five Hundred Thousand Dollars ($500,000.00) by wire transfer of immediately available funds, which payment shall be nonrefundable and non-creditable.”

3.4. Section 4.2.2 (a) of the Collaboration Agreement is hereby amended to read in its entirety as follows and a new Section 4.2.2 (d) is hereby added to the Collaboration Agreement to read in its entirety as follows:

“(a) PDL shall have the right to sublicense the rights granted to PDL pursuant to this Agreement to any Affiliate or any Third-Party with respect to any Product for which PDL has either marketing rights or has expended material research and/or development effort, subject to the terms and conditions of the SGI In-Licenses attached hereto as Schedule E. Except as otherwise provided herein, SGI shall only be obligated to provide the Technology Transfer and assistance pursuant to Section 4 of the Amendment and Section 7.6 and Article 13 of the Collaboration Agreement directly to PDL and not to any PDL Sublicensee, provided that, nothing shall prohibit PDL from disclosing any SGI Confidential Information received during such Technology Transfer or assistance to a Sublicensee in accordance with the provisions of Section 10.2(h) or (i), and provided further that, upon a PDL Sublicensee’s request, SGI shall provide PDL’s Sublicensees with letters of cross-reference to any SGI drug master files on record with the FDA and the table of contents to such drug master files, as developed.

“(d) Sublicenses and Sub-Sublicenses. Upon any termination of this Agreement, all sublicenses and sub-sublicenses validly granted by PDL under this Agreement, to the extent they are consistent with the rights and obligations due SGI hereunder, shall automatically convert to direct licenses between SGI and the respective Sublicensee; provided that (i) the Sublicensee is not in material breach of the terms of its sublicense at the time of such termination, (ii) upon termination of this Agreement, such Sublicensee agrees in writing to be bound by all terms of this Agreement applicable to PDL, including the SGI In-Licenses, and can reasonably show the capacity to comply with such terms to the same extent as if such

[*]	Confidential treatment has been requested with respect to the omitted portions.

Sublicensee were an original party hereto, (iii) the obligations of SGI under such direct license shall not be greater than the obligations of SGI under this Agreement, and (iv) the scope of such direct license shall not be broader than the rights sublicensed by PDL to such Sublicensee.”

3.5. Section 5.2 is hereby amended to read in its entirety as follows:

“The Parties agree that all Drug Conjugation Technology, SGI Know-How and Drug Conjugate Materials to be transferred to PDL pursuant to this Agreement (“Transferred Technology, Know-How and Materials”), to the extent practicable, shall be so transferred in the form of written memoranda marked confidential in the case of such Technology and Know-How and, in the case of such Materials, by clearly marked containers. When presented in this manner, these shall be deemed to be “Confidential Information” in accordance with Section 10.1. The foregoing notwithstanding, failure by SGI to present such information in the foregoing manner shall not prevent such information from being deemed “Confidential Information”, provided that, SGI has made a good faith effort to provide such information pursuant to the requirements set forth in this Section 5.2. PDL will take reasonable and appropriate measures to ensure that the confidentiality of all Transferred Technology, Know-How and Materials is preserved and that the Transferred Technology, Know-How and Materials are only used for the purposes authorized under the Agreement and in compliance with this Agreement. Failure by SGI to transfer such Transferred Technology, Know-How and Materials in the manner contemplated in this Section 5.2 will not be construed to limit the license granted to PDL under such SGI Technology pursuant to Sections 2.2 or 4.2 hereof.”

3.6 The first two sentences of Section 5.3 of the Collaboration Agreement are hereby amended to read as follows:

“During the term of the Research Program and any subsequent portion of the Option Period related to a specific Research Antigen, SGI will provide reasonable quantities of Drug Conjugate Materials, including without limitation as described in Exhibits A and B hereto, to PDL at a cost equal to [*] of SGI’s Cost of Goods. The foregoing notwithstanding, subject to a [*], the pricing for supply of [*] shall be as follows: (a) if SGI supplies [*]; and (b) if SGI supplies [*].

If at any time during the term of this Agreement, [*].”

3.7 Section 5.4 of the Collaboration Agreement is hereby amended such that the designated liaison persons shall be Bill Benjamin and Jeanmarie Guenot for PDL and Shannon Thomas for SGI. Each Party shall be permitted to change its designated liaison person upon notice to the other Party.

[*]	Confidential treatment has been requested with respect to the omitted portions.

3.8 Article 6 of the Collaboration Agreement is hereby amended such that all references therein to “EOS” shall refer to “PDL and/or its Sublicensees.”

3.9 Section 7.2 of the Collaboration Agreement is hereby amended to increase each of the royalty rates in Sections 7.2(a), (b) and (c) by [*].

3.10 Section 7.3.2 of the Collaboration Agreement is hereby amended to increase each of the royalty rates in Sections 7.3.2(a), (b) and (c) by [*].

3.11 A new Section 7.3.3 is hereby added to the Collaboration Agreement to read in its entirety as follows:

“7.3.3 [*].”

3.12 Section 7.5(a) of the Collaboration Agreement is hereby amended to read in its entirety as follows:

“(a) Upon [*];”

3.13 A new Section 7.6 is hereby added to the Collaboration Agreement as follows:

“PDL shall pay SGI at an annual rate of [*], up to a maximum of [*], who provide research, development, manufacturing, technology transfer or other assistance to PDL hereunder, including without limitation as set forth in Section 4 of this Amendment and/or described in Exhibits A and B hereto, as requested by PDL pursuant to this Agreement (the “FTE Fees”). Commencing [*] and upon [*] thereafter, the FTE Fees will [*]. Within thirty (30) days after the end of each Calendar Quarter, SGI shall submit a report to PDL supporting the calculation of the FTE Fees due for such Calendar Quarter (a “FTE Fees Report”). PDL shall pay all FTE Fees owed to SGI within thirty (30) days of receipt of each FTE Fees Report.”

3.14 The first sentence of Section 10.1 of the Collaboration Agreement is hereby amended to read in its entirety as follows:

“Except as otherwise provided in this Article 10, during the Term and for a period of [*] years thereafter, each Party shall maintain in confidence, and use only for purposes as expressly authorized and contemplated by this Agreement, all confidential or proprietary information, data, documents or other materials supplied by the other Party under this Agreement and marked or otherwise identified as “Confidential,” including SGI Know-How, Drug Conjugation Technology, Improvements, New Technologies and information relating to SGI’s and PDL’s respective research programs, development, marketing and other business practices and finances.”

[*]	Confidential treatment has been requested with respect to the omitted portions.

3.15 Section 10.2 of the Collaboration Agreement is hereby amended to read in its entirety as follows:

“Notwithstanding the foregoing, the provisions of Section 10.1 hereof shall not apply to information, documents or materials that the receiving Party can conclusively establish:

(a) have become published or otherwise entered the public domain other than by acts of the receiving Party or its Affiliates in contravention of this Agreement;

(b) are permitted to be disclosed by prior consent of the other Party;

(c) have become known to the receiving Party by a Third-Party, provided such Confidential Information was not obtained by such Third-Party directly or indirectly from the other Party under this Agreement on a confidential basis;

(d) prior to disclosure under the Agreement, was already in the possession of the receiving Party, its Affiliates or Sublicensees, provided such Confidential Information was not obtained directly or indirectly from the other Party under this Agreement;

(e) is disclosed in a press release agreed to by both Parties hereto, which agreement shall not be unreasonably withheld; and

(f) are required to be disclosed by the receiving Party to comply with any applicable law, regulation or court order, or are reasonably necessary to obtain patents, copyrights or authorizations to conduct clinical trials with, and to commercially market Product(s), provided that the receiving Party shall provide prior notice of such disclosure to the other Party and take reasonable and lawful actions to avoid or minimize the degree of disclosure.

(g) to the extent reasonably needed in a patent application claiming inventions made hereunder to be filed with the United States Patent and Trademark Office and/or any similar foreign agency, provided that the receiving party shall provide prior notice of such disclosure to the other Party and take reasonable and lawful actions to avoid or minimize the degree of disclosure;

(h) by PDL to a Sublicensee as permitted hereunder, provided that such Sublicensee be subject to obligations of confidentiality substantially similar to those contained herein; and

(i) by PDL to a bona fide collaborator or manufacturing, development or sales partner, but only to the extent reasonably relevant to the collaboration or partnership and provided that such collaborator or partner be subject to obligations of confidentiality substantially similar to those contained herein.

3.16 Section 10.3 is hereby amended to read in its entirety as follows:

“PDL and SGI shall not disclose any terms or conditions of this Agreement to any Third-Party without the prior consent of the other Party, other than to Sublicensees or prospective Sublicensees subject to obligations of confidentiality substantially similar to those contained herein, or as required by applicable laws, regulations or a court order (and in any such case the disclosing Party shall provide notice to the other Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosures).”

3.17 Section 11.1 is hereby amended to read in its entirety as follows:

“(a) Each Party shall promptly disclose to the other Party the making, conception or reduction to practice of any inventions directly arising out of activities conducted under this Agreement (“Program Inventions”).

(b) “[*] shall own all Program Inventions that (i) are invented solely by one or more employees, agents or consultants of [*] and do not primarily relate to the [*] or (ii) are invented solely or jointly by employees, agents or consultants of [*] and/or [*] and primarily relate to [*]. To the extent that any such Program Inventions relating primarily to a [*] shall have been invented by [*] and are owned by [*], [*] hereby assigns all of its right, title and interest therein to [*].

(c) [*] shall own all Program Inventions that (i) are invented solely by one or more employees, agents or consultants of [*] and do not primarily relate to [*] or (ii) are invented solely or jointly by employees, agents or consultants of [*] and/or [*] and primarily relate to the [*]. To the extent that any Program Inventions relating primarily to [*] shall have been invented by [*] and are owned by [*], [*] hereby assigns all of its right, title and interest therein to [*]. [*] also hereby assigns all of its right, title and interest in all [*] Process Inventions to [*].

(d) Except as set forth in Sections 11.1(b) and 11.1(c), [*].

(e) Inventorship, for the purposes of this Agreement, shall be determined in accordance with U.S. patent law.”

[*]	Confidential treatment has been requested with respect to the omitted portions.

3.18 Article 13 of the Collaboration Agreement is hereby amended to read in its entirety as follows:

“Should PDL develop an ADC for clinical development, SGI will provide to a reasonable extent, at PDL’s request, technical information required for regulatory filings. This information will include, as available, Chemistry Manufacturing and Controls documentation, other toxicity and safety data, access to any drug master files on record with the FDA and any other relevant materials. PDL shall reimburse SGI for any out-of-pocket costs incurred by SGI in providing such information plus SGI’s fully-burdened FTE rate as set forth in Section 7.6.”

3.19 A new Section 14.1(f) is hereby added to the Collaboration Agreement to read in its entirety as follows:

“(f) SGI represents and warrants that the SGI Technology constitutes all of the patents, patent applications and know-how owned or controlled by SGI with the right to grant sublicenses as of the Effective Date that relate to the Drug Conjugation Technology.”

3.20 Section 15.3 of the Collaboration Agreement is hereby amended to read in its entirety as follows:

“PDL shall promptly give SGI notice if PDL or its Sublicensee intends to abandon permanently the commercial development of any Exclusive Antigen, whereupon any Exclusive License with respect to such Exclusive Antigen shall automatically terminate and all rights related to the use of SGI Technology in connection with the Exclusive Antigen shall revert back to SGI.”

3.21 A new sentence is hereby added to the end of Section 15.4 of the Collaboration Agreement to read in its entirety as follows:

“In addition, to the extent permitted under applicable law, the license granted under this Agreement may be terminated as to any country by SGI upon [*] prior written notice in the event that PDL challenges a Licensed Patent in that country.”

3.22 Section 15.7.1 of the Collaboration Agreement is hereby deleted and replaced with the following:

“Except where explicitly provided within this Agreement, termination of this Agreement for any reason, or expiration of this Agreement, will not affect any: (i) obligations, including payment of any royalties or other sums which have accrued as of the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement, including provisions of Articles 10, 11, 12, 16 and 22, and Sections 4.2.2(d), 8.2, 8.3, 15.6 and 15.7, which shall survive the expiration or termination of the Agreement. Notwithstanding the foregoing, all licenses granted by SGI to PDL hereunder, including all Exclusive Licenses, will immediately terminate upon termination of this Agreement pursuant to Section 15.2, Section 15.4 or Section 15.5.”

[*]	Confidential treatment has been requested with respect to the omitted portions.

3.23 A new Section 15.7.3 is hereby added to the Collaboration Agreement to read in its entirety as follows:

“All right and licenses granted under or pursuant to this Agreement by SGI to PDL are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that PDL, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its right and elections under the U.S. Bankruptcy Code, subject to performance by PDL of its preexisting obligations under this Agreement.”

3.24 The last sentence of Section 16.2 of the Collaboration Agreement shall be amended to read in its entirety as follows:

“Any settlement of a Liability for which any Indemnitee seeks to be reimbursed, indemnified, defended or held harmless under this Article 16 shall be subject to prior consent of such Indemnitee, such consent not to be unreasonably withheld.”

3.25 The notice provisions for PDL set forth in Article 22 of the Collaboration Agreement shall hereafter be:

“If to Protein Design Labs, Inc.:

Protein Design Labs, Inc

34801 Campus Drive Fremont, CA 94555

Phone: (501) 547-1400

Attention: Chief Executive Officer

With copy to

Protein Design Labs, Inc

34801 Campus Drive Fremont, CA 94555

Phone: (501) 547-1400

Attention: General Counsel”

3.26 Schedule B to the Collaboration Agreement is hereby superseded and replaced by Schedule B attached to this Amendment.

3.27 Schedule C to the Collaboration Agreement is hereby superseded and replaced by Schedule C attached to this Amendment.

4. Technology Transfer and Development Assistance. During the Research Program, SGI shall disclose and transfer to PDL all SGI Know-how, New Technologies and Improvements as are reasonably necessary for PDL or its designee to manufacture Drug Conjugate Materials for any and all Antibodies. Specifically, SGI will use reasonable commercial efforts to conduct the Technology Transfer as described in Exhibit A by [*]. In addition, during the Research Program Term, SGI will provide assistance (which may include the transfer of additional SGI Know-how, New Technologies and Improvements to the extent such SGI Know-how, New Technologies and/or Improvements were not previously transferred to PDL pursuant to Exhibit A) to PDL regarding preclinical development and manufacturing of Products including, but not limited to, the assistance described in Exhibit B, subject to PDL’s payment of FTE Fees for such assistance at the rates set forth in Section 7.6 of the Collaboration Agreement. During the term of this Agreement, but after expiration or termination of the Research Program, SGI will continue to provide PDL with reasonable consultation and assistance concerning development and manufacturing of Products as mutually agreed between the parties, including without limitation pursuant to Sections 5.3 and Article 13 of the Collaboration Agreement, subject to PDL’s payment of FTE Fees for such assistance at the rates set forth in Section 7.6 of the Collaboration Agreement. This Section 4 shall supersede and replace Section 5.1 of the Collaboration Agreement.

5. PDL Patent License and Patent Rights Agreements. Concurrent herewith, the parties are entering into agreements to provide SGI with a license and options to obtain licenses to PDL’s antibody humanization technology in the forms attached hereto as Exhibit C.

6. No Other Amendments. Except as expressly set forth herein, the Collaboration Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed (i) a waiver, amendment, modification or other change of any term, condition or provision of the Collaboration Agreement or any agreement entered into pursuant to the Collaboration Agreement (or a consent to any such waiver, amendment, modification or other change), (ii) a consent to any transaction or (iii) to prejudice any right or rights which SGI and PDL may have under the Collaboration Agreement and/or any agreement entered into in connection therewith. On and after the date hereof, each reference in the Collaboration Agreement to “this Collaboration Agreement,” “hereunder,” “hereof,” or words of like import referring to the Collaboration Agreement, shall mean and be a reference to the Collaboration Agreement as amended hereby.

7. Further Assurances. The parties hereto agree to take such further acts, to do such things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as may be reasonably requested in connection with the administration and enforcement of this Amendment and to permit the exercise thereof in compliance with any applicable laws.

8. Headings. The headings used herein are for convenience of reference only and shall not affect the construction of, nor shall they be taken into consideration in interpreting, this Amendment.

[*]	Confidential treatment has been requested with respect to the omitted portions.

9. Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

10. Applicable Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Washington, without regard to the conflict of law principles thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

SEATTLE GENETICS, INC.

By:	/s/ Clay B. Siegall
Name: Clay B. Siegall
Title: President and CEO

PROTEIN DESIGN LABS, INC.

By:	/s/ Mark McDade
Name: Mark McDade
Title: CEO